EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Curis to Raise a Total of $20.1 Million

in Registered Direct Offering

— Adds additional $6.9 million to earlier announced $13.2 million offering —

CAMBRIDGE, MA, October 12, 2004 – Curis, Inc. (NASDAQ: CRIS) announced that it has entered into additional subscription agreements to increase the size of its previously announced registered direct offering, from $13.2 million to $20.1 million. Pursuant to the terms of the subscription agreements for the offering, including the additional subscriptions it received today, at closing Curis will sell an aggregate of 5,476,559 shares of its common stock, together with warrants to purchase 0.10 shares of common stock for each share of common stock purchased, at $3.67 per share. The warrants, to purchase an aggregate of 547,656 additional shares of common stock, expire on October 12, 2009 and are exercisable at $4.59 per share. This sale is expected to provide net proceeds of approximately $18.9 million to Curis.

Leerink Swann & Company acted as sole placement agent for this transaction.

The shares of common stock and warrants to purchase common stock offered by Curis in this transaction were registered under the Company’s existing shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on January 7, 2004.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of kidney disease (partnered with Ortho Biotech, a subsidiary of Johnson & Johnson), cancer (partnered with Genentech), neurological disorders (partnered with Wyeth Pharmaceuticals), alopecia, and cardiovascular disease. For more information, please visit the Curis web site at www.curis.com.

Contacts

For Curis, Inc.

Michael P. Gray	Marc F. Charette, Ph.D.
Chief Financial Officer	Vice President, Corporate Communications
(617) 503-6632	(617) 503-6629